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                                                                   EXHIBIT 10.22

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into as of June 27, 1997, by and among B.I. SYSTEMS CORPORATION, d/b/a BIO
IMAGE ("Purchaser"), a Delaware corporation, BIOPHOTONICS CORPORATION ("Seller"), a Michigan corporation and JEFF STIEGMAN, the President and the sole shareholder of Seller ("Stiegman").

                                    RECITALS:

         A. Among other businesses, Seller is engaged in the business of designing, developing, manufacturing, marketing and selling equipment used in electrophoresis, a technique for separating proteins and DNA. With respect to this Agreement, Seller's business shall be limited to that part of the business that relates to electrophoresis (the "Business").

         B. Seller desires to sell, and Purchaser desires to purchase, all of the operating assets of Seller used or usable in connection with the operation of the Business, including but not limited to, the Business as a going concern, and the goodwill and other intangible assets associated with the Business, for the consideration and upon the terms and conditions set forth below.

         NOW, THEREFORE, for and in consideration of the foregoing Recitals, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and adequacy of which is hereby mutually acknowledged, the parties agree as follows:

                                    ARTICLE I

             PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

         1.1 PURCHASE AND SALE OF ASSETS. Subject to all of the terms and conditions contained in this Agreement, and except as provided below, on the Closing Date (defined below), Seller shall sell, transfer, assign and deliver to Purchaser, and Purchaser shall purchase from Seller, all assets and properties of every kind and nature, real and personal, tangible and intangible, wherever situated, owned by Seller or in which Seller has any right or interest that are used or usable in connection with the Business (all such assets and properties being referred to in this Agreement as the "Assets"), including, without limitation, the following:

                  (a) Inventories. All inventories of whatever nature or kind relating to the Business ("Inventories"), except that the Inventories shall not include any obsolete or surplus inventory as defined in
         Section 3.9 below;

                  (b) Equipment and Other Personal Property. All equipment, machinery, furniture and fixtures, office machines, maintenance and office supplies, signs, leasehold improvements, and all other tangible property used or usable in connection with the Business ("Personal Property"), including, without limitation, the assets listed on the attached Exhibit 1.1(b);


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                  (c) Business Records. All data bases, sales and business
         records, inventory records, product specifications, correspondence, maintenance, operating and production records, personnel records of Seller's employees, credit records (or copies thereof) of customers and vendors of Seller's Business, customer and vendor lists, marketing or other studies relating to Seller's Business cost and pricing information, and originals or copies of all books, records and other documents which relate to the Business or the Assets ("Records");

                  (d) Licenses. To the extent permitted under applicable law or regulation, all governmental licenses and permits used or usable in connection with the Business ("Licenses");

                  (e) Intangibles. All right, title and interest, if any, which Seller has in any intangible property, rights or claims relating to the Business or to the Assets to be transferred, including, without limitation, all deposits, goodwill to the extent the same exists, patents and pending applications for patents, copyrights and applications for copyrights, trademarks, service marks, logos or other commercial symbols, trade names and the like, and interests thereunder, telephone numbers, prepaid expenses, credits, claims for refund and other prepaid items, and all other property and rights used or usable in connection with the Business, of whatever kind or nature, whether or not specifically referred to in this Agreement ("Intangibles");

                  (f) Leases and Agreements. Those agreements, leases and contracts to which Seller is a party or to which the Assets are subject and which are listed on the attached Exhibit 1.1(f) (the "Assumed Business Contracts"). Exhibit 1.1(f) shall be updated as of the Closing Date; and

                  (g) Warranty Rights. All third party warranties relating to the Business or the acquired assets, whether express or implied, and claims arising under warranties, representations and guaranties made to Seller in connection with the Business.

                  (h) Accounts Receivable. All accounts receivable of Seller, but only to the extent they are for products shipped subsequent to June 13, 1997, and also the University of Maryland account receivable for Invoice Number 430938.

         1.2 EXCLUDED ASSETS. Notwithstanding anything to the contrary contained in Section 1.1 above, the following assets (collectively, the "Excluded Assets"), are not being sold by Seller to Purchaser:

                  (a) Assets Not Related to the Business. Any and all assets not owned by Seller, or in which Seller does not have an interest, or which are not used or usable in the Business;

                  (b) Cash on Hand. All cash on hand;


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                  (c) Securities. All securities of whatever nature or kind;

                  (d) Accounts Receivable. All customer accounts and notes receivable relating to the Business, other than those described in
         Section 1.1(h) above.

                  (e) Corporate Records. The minute books, stock books, corporate seal and other corporate records of Seller relating to its organization and existence, provided that such records shall be made available to Purchaser upon request after execution of this Agreement for inspection and copying at all times during normal business hours;

                  (f) Excluded Contracts. Any and all contracts, leases or agreements other than the Assumed Contracts (the "Excluded Business Contracts");

                  (g) Employee Benefit Plans. The Employee Benefit Plans, as defined in Section 3.14;

                  (h) BioPhotonics Corporation Name. All right, title and interest, if any, which Seller has in the name "BioPhotonics Corporation", and all variations of that name; and

                  (i) Tax Returns. All tax returns of Seller and all tax refunds due Seller from any governmental agency.

         1.3 ASSUMPTION OF LIABILITIES. Purchaser shall not assume or purchase the Assets subject to, and shall not be liable for, any liabilities of Seller, of whatever nature, type or kind whatsoever, whether matured or contingent, except for (i) the obligations of Seller arising from and after the Closing Date with respect to the Assumed Business Contracts, (ii) Seller's trade payables attributable to inventory received by Seller in the normal course of the Business after June 13, 1997, (iii) the obligations of Seller pursuant to invoice number 115 from BioSupply, Inc., in the amount of $6,170.00, and (iv) the obligations of Seller pursuant to order number 3756 from Eaton Publishing, in the amount of $3,995.00. The assumption by Purchaser of any of Seller's liabilities shall in no way expand the rights or remedies of any third party against Purchaser or Seller as compared to the rights and remedies which such third party would have had against Seller had Purchaser not assumed the liabilities.

                                   ARTICLE II

                     PURCHASE PRICE, PAYMENT AND ALLOCATION


         2.1 CONSIDERATION. For and in consideration of the Assets, Purchaser shall pay to Seller the sum of Three Hundred Fifty-Two Thousand Three Hundred ($352,300.00) Dollars (the "Cash Purchase Price") and shall issue shares of its common stock to Seller, as provided below.

         2.2 PAYMENT. The Cash Purchase Price shall be paid as follows:


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                  (a) At the Closing (defined below) Purchaser shall pay to
         Seller the sum of Ninety-Seven Thousand Three Hundred ($97,300.00) Dollars, (the "Closing Payment") by cashier's check or wire transfer of immediately available funds;

                  (b) On the Closing Date, Purchaser shall deposit Fifty Thousand ($50,000.00) Dollars into an escrow account to be held pursuant to an escrow agreement substantially in the form attached hereto as Document 2.2(b) (the "Escrow Agreement");

                  (c) Purchaser shall pay Seller the sum of Fifty Thousand ($50,000.00) Dollars following the completion of Stiegman's twelfth
         (12th) month as an employee of Purchaser, as provided in Section 2.5;
         and

                  (d) On the Closing Date, Purchaser shall deposit One Hundred Fifty-Five Thousand Dollars ($155,000.00) into an escrow account to be held pursuant to an escrow agreement (the "Comerica Escrow Agreement") between Seller, Comerica Bank and an escrow agent, a copy of which Comerica Escrow Agreement shall be given to Purchaser at the Closing;

         2.3 ISSUANCE OF SHARES. As additional consideration for the Assets, at the Closing, Purchaser shall issue to Seller Eighty-Five Thousand (85,000) shares (the "Shares") of Purchaser's common stock, $.001 par value (the "Common Stock"). The parties have agreed that the value of the Shares is $.07 per Share.

         2.4 OPTIONS. At the Closing, Purchaser shall grant Stiegman an option to purchase Fifty Thousand (50,000) shares of the Common Stock, at an exercise price of $0.07 per share, in accordance with the terms and conditions of a Stock Option Agreement, the form of which is attached as Document 2.4 (the "Option Agreement").

         2.5 EMPLOYMENT OF STIEGMAN. At the Closing, Stiegman and Purchaser will enter into an Employment Agreement, the form of which is attached as Document 2.5.

         2.6 PURCHASE PRICE ALLOCATION. The Cash Purchase Price and the value of the Shares shall be allocated among the Assets in accordance with the attached
Exhibit 2.6.


                                   ARTICLE III

                    REPRESENTATIONS, WARRANTIES AND COVENANTS

         Seller and Shareholder understand that each of the following representations and warranties are material and have been relied on by Purchaser. Seller and Shareholder each represent, warrant and covenant to Purchaser that the statements contained in this Article III are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made on the Closing Date), except as set forth in the disclosure schedule attached to this Agreement and initialed by Seller and Purchaser (the "Disclosure Schedule"). The Disclosure Schedule shall


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be prepared by Seller and arranged in sections corresponding to the lettered and numbered sections contained in this Article III.

         3.1 ORGANIZATION. Seller is duly organized, validly existing and in good standing under the laws of the State of Michigan. Seller has full corporate power and authority, and all franchises, licenses and permits as are necessary to own, lease and operate its respective properties and assets and to carry on its businesses as presently conducted. The Disclosure Schedule sets forth each jurisdiction in which the Seller is licensed or qualified to do business as a foreign corporation. Seller is duly qualified to do business as a foreign corporation in all jurisdictions where the nature of its business makes such qualification necessary and where the absence of such qualification would not have the material adverse effect on the operations or financial condition of the Business (a "Material Adverse Effect"). Seller has no wholly or partially owned subsidiaries, and the Seller does not own or control, in whole or in part, any other corporation, association, partnership or other business entity.

         3.2 POWER AND AUTHORITY. Seller has, and on the Closing Date will have, all requisite power and authority to enter into, carry out and perform its obligations under this Agreement and all other instruments and agreements contemplated in this Agreement. The execution of this Agreement and the consummation of the transactions contemplated herein have been duly authorized and approved by Seller's Board of Directors and shareholders. This Agreement constitutes, and all agreements and instruments contemplated hereby when executed and delivered in accordance with the terms of this Agreement will constitute, valid and binding obligations of Seller, enforceable in accordance with their respective terms, except to the extent limited by bankruptcy, insolvency, and other laws of general application relating to or affecting the enforcement of creditors' rights and general equity principles.

         3.3 ABSENCE OF VIOLATIONS. Neither the execution, delivery, performance or compliance with this Agreement and all other agreements contemplated hereby, nor the consummation of the transactions herein contemplated, will (i) violate, conflict with, or constitute a default or breach of Seller's Articles of Incorporation, or bylaws or other constituent documents, (ii) constitute a violation by Seller of any law, rule, regulation, ordinance, order, writ, injunction, decree or judgment applicable to Seller or affecting the Assets or Business, (iii) result, or with the passage of time will result, in any breach or violation of, or be in conflict with or constitute a default, or give to others any rights of termination or cancellation of, or accelerate the performance required by or maturity of, any document or instrument binding on or affecting Seller, the Assets or the Business, subject to obtaining the consents to the other parties to the Assumed Business Contracts to the extent required therein or as required by law or (iv) result in the creation of any lien, charge or encumbrance on any of the Assets.

         3.4 FINANCIAL STATEMENTS. Seller has delivered to Purchaser Seller's compiled balance sheets and the related statements of operations, retained earnings and cash flows for each of the fiscal years ended December 31, 1995 through December 31, 1996 (the "Annual Financial Statements"), and the interim financial statements for the quarter ended March 31, 1997, and the months ended April 30, 1997 and May 31, 1997 (the "Interim Statements", and together with the Annual Financial Statements, the "Statements"). The Annual Financial Statements are true,

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correct and complete in all material respects, present fairly and accurately the financial position of Seller as at such dates and the results of its operations and earnings for the periods indicated thereon, and have been prepared substantially in accordance with generally accepted accounting principles consistently applied throughout the periods indicated. The Interim Statements have been prepared on a cash basis substantially in accordance with management's accounting policies consistently applied through the periods indicated. The Statements make full and adequate provisions for all obligations, liabilities or commitments, whether fixed or contingent as of the respective periods described in them.

         3.5 NO UNDISCLOSED LIABILITIES OR CHANGES. Except as and to the extent reflected on the Statements, and except for current liabilities incurred by Seller in the ordinary course of business since May 31, 1997, Seller has no material debts, liabilities or obligations of any nature or kind, whether absolute, accrued, contingent or otherwise, and whether due or to become due, including without limitation, any debts, liabilities (and tax liabilities due or to become due) or obligations relating to or arising out of any act, transaction, circumstance or state of facts which occurred or existed on or before the date of this Agreement. Seller is not aware of any existing, proposed or threatened change which would be a material adverse change to Seller, the Business or their future prospects. Since May 31, 1997, there has not occurred any material adverse change in the assets, liabilities, business, financial condition, operations, results of operations or future prospects of Seller or the Business, and from such date through the Closing Date, Seller has and will maintain the Assets in a prudent manner in the ordinary course of business, and will carry on the Business in the ordinary course, consistent with past practices. Without limiting the generality of the foregoing, since such date, Seller has not, except as set forth in the Disclosure Statement: (i) permitted or suffered any material adverse change in its assets, other than sales of inventory, if any, in the ordinary and normal course of business consistent with past practices; (ii) suffered any material change, destruction or loss adversely affecting the Assets; (iii) suffered any event or condition of any character, which materially and adversely affects the Business or Assets; (iv) entered into any employment, bonus, deferred compensation, incentive compensation, service award, pension, retirement or other benefit arrangement, other than employment arrangements entered into in the ordinary course of business and terminable "at will" by the Seller or the employee; (v) entered into any, or amended or terminated any existing, material contract, agreement, franchise, permit or license; (vi) incurred any material debts or obligations or mortgaged, pledged or subjected to lien any of its Assets or properties, or entered into any commitment to borrow money or guaranteed any debts or obligations of any person or entity, which will encumber the Assets after conveyance to the Purchaser or will otherwise be binding on the Purchaser; (vii) sold or transferred any of its Assets or properties, except in the ordinary course of business, or canceled, compromised or waived any debts, claims or rights of material nature; (viii) suffered any strike, unauthorized work stoppage, organizing attempts, grievances, or any like activities, affecting any of its employees; (ix) discharged or satisfied any lien or encumbrance, or paid any obligation or liability, except current liabilities becoming due in the ordinary course of business; (x) terminated or modified any material agreement, right or license benefiting Seller or the Business; (xi) revalued its assets; (xii) instituted, settled or agreed to settle any litigation, action or proceeding before any court or governmental body materially affecting the Business or the Assets;
(xiii) failed to replenish its inventories, if any, and supplies in a normal and customary manner or made any purchase commitment in excess of normal,

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ordinary and usual requirements, or made any material change in its selling, pricing, advertising or personnel practices; (xiv) made any change in accounting principles or methods, or in the manner of keeping books, accounts and records of Seller; (xv) entered into any transaction other than in the ordinary course of business, other than this Agreement; (xvi) entered into any agreement or made any payment of any nature, directly or indirectly, to any shareholder, director, officer, employee or affiliate of Seller, except distributions of cash to shareholders or as compensation for services performed in amounts consistent with past practices or goods purchased in the ordinary course of business;
(xvii) made any distributions of any nature whatsoever directly or indirectly to any person or firm who is a shareholder or owner of Seller other than distributions of cash to shareholders; or (xviii) entered into any agreement or made any commitment to do any of the things described in clauses (i) through
(xvii) above. Further, without the prior written approval of Purchaser, from the date hereof through the Closing Date, Seller shall not, whether by act or omission, voluntarily or involuntarily, cause or allow any of the events or things described in clauses (i) through (xviii) above to occur.

         3.6 TAX MATTERS. Seller has duly filed all tax returns and reports required to be filed by it, including, where applicable, all federal, foreign, state, county and local income, gross receipts, excise, import, property, franchise, ad valorem, license, sales, use, and withholding tax reports and returns. Seller has filed all reports required by law or regulation to be filed and has duly paid, or accrued on its books of account and will pay when due, all duties and charges due or assessed against it, the Business or the Assets. There are not now, nor on the Closing Date will there be, any assessments, charges, paybacks or obligations requiring payment of any nature or description against any of the Assets which remain unpaid, except for current taxes not yet due or payable and except for the liabilities to be assumed by Purchaser pursuant to
Section 1.3.

         3.7 TANGIBLE PROPERTY. Seller has good and marketable title to each item comprising the Assets, free and clear of all title defects and objections, security interests, liens, charges and encumbrances of any nature whatsoever ("Liens"). Seller owns and will convey to Purchaser all fixtures, machinery, equipment and other tangible assets necessary for the conduct of its Business as presently conducted, and Exhibit 1.1(b) attached hereto contains a true and complete list of all such tangible Personal Property used in the operation of the Business as presently conducted.

         3.8 INTELLECTUAL PROPERTY. The Disclosure Schedule sets forth a complete and accurate list of all patents, patent registrations, patent applications, trade names, service names, trademarks, publication titles, service marks, and the registration or applications for any of the foregoing, trade secrets, inventions, processes, customer lists, copyrights, copyright rights and registrations or applications, and all other intellectual property rights, and applications filed with respect to such rights, and any and all other intangible property and property rights owned or used by Seller or in which Seller has any rights or licenses, including, without limitation, the property described in Section 1.1(e) above. Seller's use of the property described in this Section 3.8 is not governed by or pursuant to a license or similar agreement from any third party. Seller owns or has the right to use all such rights necessary for the operation of the Business. Seller has taken all reasonable security measures to protect the secrecy, confidentiality, and value of its trade secrets. With respect to each such item:

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

                  (a) Seller owns and possesses all right, title and interest in and to the item;

                  (b) no charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand has been instituted, is pending or, to Seller's knowledge, is threatened, which challenges the legality, validity, enforceability, use or ownership of the item;

                  (c) to Seller's knowledge, the Seller's use of such item does not interfere with, infringe upon, misappropriate or otherwise conflict with the rights of others, and such item is not being interfered with, infringed upon, misappropriated or violated by others and is not subject to any outstanding judgment, order, decree, stipulation, injunction or charge;

                  (d) Seller has never received any charge, complaint, claim or notice of interference, infringement, misappropriation or violation with respect to the item;

                  (e) no license, agreement or permission pertaining to the item has been granted by Seller; and

                  (f) Seller has not agreed to indemnify any person or entity for or against any interference, infringement, misappropriation or violation with respect to any item described in Section 1.1(e) hereof being assigned to Purchaser.

         3.9 INVENTORY. Seller's inventory, as shown on the Statements, is merchantable and fit for the purpose for which it was procured or manufactured, useable and, if applicable to the Business, saleable in the ordinary course of the Business, is not obsolete or surplus, and is carried on the Statements at an amount not in excess of the lower of cost or net realizable value. As used in the foregoing sentence, "obsolete inventory" is inventory which, at the date of the Statement, was not usable or saleable because of legal restrictions, failure to meet specifications, loss of market, damage, physical deterioration or for any other cause; and, "surplus inventory" is inventory that, at the date of the Statement, exceeded known or anticipated requirements in the reasonable business judgment of Seller.

         3.10 CONTRACTS. Set forth in the Disclosure Statement is a true, complete and accurate list of all material agreements, leases and contracts concerning or relating to the Business and to which Seller is a party or to which the Assets are subject, whether oral or written (the "Business Contracts"). Except for the Business Contracts, Seller is not a party to any written or oral agreement, lease or contract affecting or relating to the Assets or the Business the Assets in any material way. The Business Contracts constitute all material agreements, documents and leases necessary for the operation of the Business as presently conducted. Seller has delivered to Purchaser true and correct copies of all such written Business Contracts and a comprehensive summary of all such Business Contracts which are oral. All of the Assumed Business Contracts are valid, in full force and effect, and enforceable in accordance with their terms, and except as expressly prohibited therein, all of the Assumed Business Contracts are assignable to Purchaser in accordance with their terms. None of the Assumed Business Contracts have been terminated or canceled by Seller or the other parties thereto with respect to the current year or future years.

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

Further, no party to an Assumed Business Contract has limited its business relationship with Seller in any material respect. No party to any Assumed Business Contract is in material default, nor has any notice of default been received by Seller, and, to Seller's knowledge, there exists no event, condition or occurrence which, after notice or lapse of time, or both, would constitute a material default under any Assumed Business Contract. Seller and every other party to the Assumed Business Contracts have in all material respects performed or are performing all obligations required to be performed by them. This Agreement and the consummation of the transactions contemplated herein will not violate or cause a default under any of the Assumed Business Contracts, subject to obtaining the consents to the assignment of the Assumed Business Contracts from the other parties thereto to the extent required by the terms of such Assumed Business Contracts or by law.

         3.11 COMPLIANCE WITH LAWS; PERMITS AND LICENSES. Seller is in substantial compliance with all applicable laws, rules, regulations and orders applicable to it, its operation of the Business, or the Assets. To the Seller's knowledge, the present uses by Seller of the Assets in the operation of the Business do not violate any laws, rules, regulations or orders, including without limitation, any applicable building, zoning, occupancy, use, environmental, antitrust, safety, health, employment discrimination, or other law, ordinance or regulation. The Disclosure Schedule lists all federal, state, local and foreign governmental franchises, permits, licenses or other authorizations held by Seller, all of which are in full force and effect, and true copies of which have been delivered to Purchaser. No action or proceeding seeking the revocation or suspension of any such permits, licenses, franchises or authorizations are pending or, to Seller's knowledge, threatened.

         3.12 INSURANCE.

                  (a) The Disclosure Schedule sets forth all insurance policies currently maintained by Seller, including, without limitation, if in effect, policies of property insurance including coverage for acts of God and government insurrection, fidelity insurance, general liability including libel and slander insurance, automobile liability insurance, workers compensation insurance and excess coverage above any or all of those insurance policies. True, correct and complete copies of all insurance policies listed in the Disclosure Schedule have been delivered to Purchaser. All current insurance policies will be in full force and effect through the Closing Date except as otherwise disclosed in the Disclosure Schedule. Those policies scheduled to expire before the Closing Date will be renewed or replaced with comparable coverage. Except as set forth in the Disclosure Schedule, to Seller's knowledge, no event has occurred forming the basis of any present property, casualty, fidelity, liability or workers compensation claim against Seller which has not been reported to the appropriate carrier, is not fully covered by insurance or which may reasonably be expected to exceed the available limits of liability of the applicable insurance policy or policies.

                  (b) There has been no material breach of any of Seller's obligations under any of the insurance policies referred to in the Disclosure Schedule. All policies listed in the Disclosure Schedule are carried in amounts and with carriers sufficient to fulfill the

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         requirements of the Business Contracts and all laws or ordinances in effect in jurisdictions or locations where the Seller conducts business and which require Seller to maintain such coverage. During the past five years Seller has not been denied insurance coverage or had insurance coverage revoked or rescinded by a carrier. There are no outstanding requirements or recommendations by any insurance company that issued any policy of insurance to Seller or by any board of fire underwriters or other similar body or by any governmental authority exercising similar functions which require or recommend any changes in the conduct of Seller's business or any repairs or other work to be done with respect to any of its assets or properties.

         3.13 EMPLOYEES. The Disclosure Schedule contains a complete and accurate list of: (i) all of Seller's employees which perform services or duties in connection with the Business (the "Business Employees"); (ii) each such Business Employee's salary or hourly rate, annual bonus, if any, and commission rate and annual commission amount, for the calendar years ending December 31, 1996 and for the current year (with actual amounts through May 31, 1997 and estimated amounts for the year ending December 31, 1997); (iii) all fringe benefits or incentive pay received by each Business Employee within each such period; and (iv) any bonus or other payment earned but not yet paid such Business Employee. From May 31, 1997 through the Closing Date, Seller will not increase the compensation payable or to become payable, or the benefits provided to, any Business Employee except in the ordinary course of business consistent with past practices and only after prior notice to Purchaser. There are no written or oral collective bargaining or other employment agreements or understandings with or affecting any employee of Seller. All accrued vacation, sick days and personal days due Seller's Business Employees terminate as of the anniversary date of each such Business Employee's employment with the Seller. To Seller's knowledge, there are no charges with respect to or relating to the Business pending before the Equal Employment Opportunity Commission or any agency relating to unlawful employment practices.

         3.14 EMPLOYEE BENEFITS. Except for those plans and agreements expressly identified in Section 3.14 of the Disclosure Schedule (collectively, the "Employee Benefit Plans"), Seller is not a party to or bound by any profit sharing, stock option, pension, severance, retirement, stock purchase, hospitalization, group or individual life, disability or health insurance, or employee welfare benefit or similar plan or agreement providing benefits to the current or former employees, directors, officers, agents or shareholders of Seller. True and correct copies of each Employee Benefit Plan, all amendments thereto, all summary plan descriptions thereof, amendments to such summaries and summaries of material modifications thereof have been delivered to Purchaser. Seller shall timely pay all amounts due under or with respect to the Employee Benefit Plans, and Seller does not, nor will it prior to the Closing Date, participate in, contribute to, nor employ any persons covered by a multiemployer plan, as defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and has not, and will not, prior to the Closing Date, incur any withdrawal liability within the meaning of Title IV of ERISA. Seller has materially complied with, and will through and after the Closing Date, continue to materially comply with the Employee Benefit Plans and all requirements of law relating thereto and Purchaser shall have no liability or responsibility whatsoever with respect to the Employee Benefit Plans.

         3.15 ENVIRONMENTAL, HEALTH AND SAFETY MATTERS. Seller has complied in all material respects with all laws (including rules and regulations thereunder) of all applicable federal, state, local and foreign governments, and their respective agencies, concerning the environment, public health and safety and employee health and safety, and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand or notice has been filed or commenced against any of them alleging any failure to comply with any such law or regulation, including, limiting, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Water Pollution Control Act of 1972, the Clean Air Act of 1970, the Safe Drinking Water Act of 1974, the Toxic Substances Control Act of 1976, the Refuse Act of 1989, the Emergency Planning and Community Right-to-Know Act of 1986, the Federal Resource Conservation and Recovery Act, the Michigan Natural Resources and Environmental Protection Act and any of its subparts and Pollution Control Act, each as amended, or any other law of any government or agency concerning the storage, treatment, handling, transport, disposal, or the release or threatened release of hazardous substances or hazardous materials, public health and safety or pollution or protection of the environment (collectively, the "Environmental Statutes").

         3.16 LITIGATION. The Disclosure Schedule sets forth each instance in which Seller or any officer, director or employee of Seller in their capacities as such, or the Business or the Assets (i) is subject to any unsatisfied judgment, order, decree, stipulation, injunction or charge of, or (ii) is a party or subject to or, to Seller's knowledge, is threatened to be made a party or subject to any charge, complaint (including any charging libel), action, suit, proceeding, hearing or investigation in any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator. Seller has no any reason to believe that any such charge, complaint, action, suit, proceeding, hearing or investigation may be brought or threatened against Seller or any of its officers, directors or employees, or the Assets or Business.

         3.17 WARRANTIES. All products manufactured by the Company are in conformity with all applicable contractual commitments and all express and implied warranties, and Seller has no liability (and there is no basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand against Seller giving rise to any liability) for replacement of any such products or other damages in connection therewith.

         3.18 CONSENTS. Except as set forth in the Disclosure Schedule, no consent, approval or authorization of or designation, declaration or filing with, any governmental authority or agency is required on the part of Seller in connection with the valid execution and delivery of this Agreement or the consummation of the transaction herein contemplated.

         3.19 BROKERS' FEE. Seller will not be liable for any business broker's fee or similar fees or expenses in connection with the transaction contemplated in this Agreement.

         3.20 ASSETS; TITLE. Upon consummation of the transactions contemplated in this Agreement, Purchaser will acquire title to all of the Assets, free and clear of all Liens. The Assets consist of all properties and assets necessary for the operation of the Business as presently conducted by Seller, and no officer, director, employee, shareholder or affiliate of Seller owns or has an interest in any properties or assets necessary for the operation of the Business as presently conducted.

         3.21 DISCLOSURE. No representation or warranty by the Seller contained in this Agreement and no statement contained in any certificate or other instrument furnished or to be furnished pursuant hereto or in connection with the transaction contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit, to state a material fact necessary in order to make any of the statements not misleading, or necessary in order to provide Purchaser with all pertinent information regarding the Assets or the Business.

                                   ARTICLE IV

             REPRESENTATIONS, WARRANTIES AND COVENANTS OF PURCHASER

         Purchaser understands that each of the following representations and warranties are material and have been relied on by Seller. Purchaser represents, warrants and covenants to Seller that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made on the Closing Date).

         4.1 POWER AND AUTHORITY. The Purchaser has, and at the Closing Date will have, all requisite power and authority to enter into this Agreement and all other instruments and agreements contemplated hereby, and to carry out and perform its obligations under this Agreement. The execution of this Agreement and the consummation of the transactions contemplated have been duly authorized and approved by Purchaser's Board of Directors. This Agreement constitutes, and all agreements and instruments contemplated hereby when executed and delivered in accordance with the terms of this Agreement will constitute, valid and binding obligations of Purchaser, enforceable in accordance with their respective terms, except to the extent limited by bankruptcy, insolvency, and other laws of general application relating to or affecting the enforcement of creditors' rights and general equity principles.

         4.2 ABSENCE OF VIOLATIONS. Neither the execution, delivery, performance or compliance with this Agreement and all other agreements contemplated hereby, nor the consummation of the transactions herein contemplated, will (i) violate, conflict with, or constitute a default or breach of Purchaser's Certificate of Incorporation, bylaws or other constituent documents, or (ii) constitute a violation by Purchaser of any law, rule, regulation, ordinance, order, writ, injunction, decree or judgment applicable to Purchaser, or result in any breach or violation of, or be in conflict with or constitute a default under, any mortgage, indenture, contract, agreement, lease, or instrument in any way binding on Purchaser.

         4.3 CONSENTS. On or prior to Closing, all consents, approvals or authorizations of or designations, declarations or filings with, any governmental authority or agency required on the part of Purchaser in connection with the valid execution and delivery of this Agreement or the consummation of the transactions herein contemplated will be obtained, except as may be necessary for Purchaser to continue the operation of the Business, which will be obtained as soon as practical after Closing.

         4.4 BROKERS' FEE. Purchaser is not liable for any business broker's fee, or similar fee or expense, in connection with the transaction contemplated in this Agreement.

                                    ARTICLE V

            CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATION AT CLOSING

         The obligation of Purchaser to consummate the transactions contemplated by this Agreement at the Closing is subject to the satisfaction of all of the following conditions, any of which may be waived in writing by Purchaser:

         5.1 LIEN RELEASES. Purchaser shall be satisfied with the UCC-3 Termination Statements to be delivered pursuant to Section 7.2(f) below.

         5.2 ACCURACY OF REPRESENTATIONS. All representations and warranties made by Seller in this Agreement shall have been true and correct in all material respects on the date of this Agreement and shall be true and correct in all material respects on the Closing Date with the same force and effect as if they had been made on and as of said date.

         5.3 PERFORMANCE OF AGREEMENT. Seller shall have performed and complied with all of its obligations under this Agreement which are to have been performed or complied with on or prior to the Closing Date, and Seller and Stiegman shall have executed and delivered all of the documents contemplated in this Agreement, all of which shall be satisfactory to Purchaser.

         5.4 CONSENTS AND WAIVERS. Seller shall have obtained all consents, authorizations, approvals and waivers necessary for the consummation of the transaction contemplated in this Agreement.

         5.5 BOARD APPROVAL. The transactions herein contemplated shall have been approved by the requisite vote at meetings of the Board of Directors.

         5.6 DUE DILIGENCE. Purchaser shall have completed and be satisfied with the results of its due diligence investigation of Seller's assets, liabilities and prospects in its sole discretion.

         5.7 TERMINATION. This Agreement shall not have been terminated pursuant to Section 12.1 of this Agreement.

         5.8 NBD CONSENT. NBD Bank, as Purchaser's senior secured creditor shall consent to the transaction.

         5.9 TAX CLEARANCE REQUEST. Within three (3) business days of the date of this Agreement, Seller shall have completed, executed and filed a (i) Tax Letter Request (Michigan Department of Treasury Form C-3351) with the Michigan Department of Treasury, and (ii) a request for clearance of account with the Michigan Employment Security Association ("MESA").

Seller shall promptly deliver a copy of the Tax Letter and the MESA to Purchaser upon receipt of the Tax Letter and the clearance of account from the Michigan Department of Treasury and the MESA, respectively.

                                   ARTICLE VI

             CONDITIONS PRECEDENT TO SELLER'S OBLIGATION AT CLOSING

         The obligation of Seller to consummate the transactions contemplated by this Agreement at the Closing is subject to the satisfaction of all of the following conditions, any of which may be waived in writing by Seller:

         6.1 ACCURACY OF REPRESENTATIONS. All representations and warranties made by Purchaser in this Agreement shall have been true and correct in all material respects on the date of this Agreement and shall be true and correct in all material respects on the Closing Date with the same force and effect as if they had been made on and as of said date.

         6.2 PERFORMANCE OF AGREEMENT. Purchaser shall have performed and complied with all of its obligations under this Agreement which are to have been performed or complied with on or prior to the Closing Date, and Purchaser shall have executed and delivered all of the documents contemplated in this Agreement, all of which shall be satisfactory to Seller.

         6.3 -[intentionally omitted]-

         6.4 SHAREHOLDER AND BOARD APPROVAL. Seller shall have obtained the requisite approval of its Board of Directors and shareholders to effect the transactions contemplated by this Agreement.

                                   ARTICLE VII

                                     CLOSING

         7.1 The closing (the "Closing") of the transactions contemplated in this Agreement will be held at the offices of Purchaser's counsel, Jaffe, Raitt, Heuer & Weiss, Professional Corporation, One Woodward Avenue, Suite 2400, Detroit, MI 48226, as soon as reasonably possible following the negotiation and preparation of this Agreement and the attendant documents and after the conditions set forth in the documents and in Article V and Article VI of this Agreement are satisfied. The date on which the Closing is held is referred to in this Agreement as the "Closing Date". In any event, the Closing shall occur no later than June 30, 1997.

         7.2 At the Closing, Seller shall deliver or cause to be delivered to
Purchaser:

                  (a) A certificate of an officer of Seller, certifying that (i) all of the representations and warranties of Seller set forth in this Agreement were true, correct and complete in all material respects on the date of this Agreement, and are true, correct and complete in all material respects on the Closing Date, (ii) Seller has complied with all of its duties and obligations under this Agreement which were to have been performed prior to the Closing Date, (iii) and that the resolutions of Seller's Board of Directors and shareholders approving the terms and conditions of this Agreement and the sale of the Assets as herein provided, a true, correct and complete copy of which shall be attached to such certificate, have not been altered, amended or repealed, and are in full force and effect. The form and content of such certificate shall be satisfactory to Purchaser.

                  (b) A Warranty Bill of Sale, Assignment and Assumption Agreement transferring all of the Assets to Purchaser, in the form attached hereto as Document 7.2(b) (the "Warranty Bill of Sale, Assignment of Assumption Agreement").

                  (c) All of the Assets.

                  (d) The Escrow Agreement.

                  (e) The Employment Agreement.

                  (f) UCC-3 Termination Statements in a form suitable for filing with the Michigan Secretary of State executed by Comerica Bank, releasing any and all Liens which Comerica Bank may in or on the Assets. The form and contents of such UCC-3 Termination Statements shall be satisfactory to Purchaser in its sole and absolute discretion.

                  (g) A copy of the Comerica Escrow Agreement.

                  (h) Such other documents and instruments as may be reasonably requested by counsel for Purchaser.

         7.3 At the Closing, Purchaser shall deliver or caused to be delivered to Seller:

                  (a) A certificate of an officer of Purchaser, certifying that
         (i) all of the representations and warranties of Purchaser set forth in this Agreement were true, correct and complete in all material respects on the date of this Agreement, and are true, correct and complete in all material respects on the Closing Date, (ii) Purchaser has complied with all of its duties and obligations under this Agreement which were to have been performed prior to the Closing Date, (iii) and that the resolutions of Purchaser's Board of Directors approving the terms and conditions of this Agreement and the sale of the Assets as herein provided, a true, correct and complete copy of which shall be attached to such certificate, have not been altered, amended or repealed, and are in full force and effect. The form and content shall be satisfactory to Seller.

                  (b) The Closing Payment by cashier's check or wire transfer and the Shares, and the amounts to be placed in the escrow accounts created under the Escrow Agreement and the Comerica Escrow Agreement.

                  (c) A stock certificate evidencing the issuance of Eighty-Five Thousand (85,000) shares of Purchaser's common stock.

                  (d) The Option Agreement.

                  (e) The Warranty Bill of Sale, Assignment and Assumption Agreement.

                  (f) The Escrow Agreement.

                  (g) The Employment Agreement.

                  (h) Such other documents and instruments as may be reasonably requested by counsel for Seller.

                                  ARTICLE VIII

                                 OTHER COVENANTS

         8.1 ACCESS TO INFORMATION. Between the date of this Agreement and the Closing, Seller shall cause its officers, directors, employees and agents to give Purchaser and its counsel, accountants, agents and other representatives full access, during normal business hours, to all of the assets, properties, books of account, leases, agreements, commitments, tax returns, and records of Seller and to furnish Purchaser or its representatives with all such information concerning Seller as Purchaser may request.

         8.2 BEST EFFORTS. From the date hereof and prior to the Closing, Seller will use its best efforts, and will cooperate with Purchaser, to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties as shall be required in order to enable Seller to effect the transactions contemplated hereby, and will otherwise use its best efforts to cause the consummation of such transactions in accordance with the terms and conditions hereof.

         8.3 COVENANT NOT TO COMPETE. As a necessary inducement to cause Purchaser to enter into this Agreement, Seller and Stiegman each covenants, warrants and agrees, contingent on the Closing, that they shall not, either directly or indirectly:

                  (a) for a period of three (3) years (the "Covenant Period") commencing on the Closing Date, engage in, or have any interest in or be associated with (whether as an officer, director, shareholder, partner, associate, employee, consultant, owner or otherwise) any corporation, partnership, trust, association, firm, limited liability company or enterprise which is engaged in, the Business, any facet thereof or any business, venture or enterprise which during the term hereof competes with the Purchaser or any affiliate thereof, anywhere in the United States; except that Seller and Stiegman may invest in any publicly-held corporation engaged in any similar business, if their aggregate investment in such corporation does not exceed one (1%) percent in value of the issued and outstanding capital stock of such corporation;

                  (b) use, directly or indirectly, the BioPhotonics name for or in connection with any business related to electrophoresis;

                  (c) divert, or by aid of others, do anything which would tend to divert from the Business, any trade or business with any customer with whom Purchaser, Seller or Stiegman had any contact or association in connection with the Business;

                  (d) solicit, induce or attempt to induce any employee of the Purchaser to enter into the employ of: (i) Stiegman or Seller, (ii) any entity in which Stiegman is an employee or in which Stiegman or Seller has a financial interest, or (iii) any competitor of the Purchaser; or to solicit, induce, or attempt to induce any person employed by Purchaser in connection with the Business to leave the employment of the Purchaser;

                  (e) employ or otherwise contract for the services of any individual who was or currently is an employee of Purchaser at any time during the period from one (1) year prior to the date of this Agreement through the expiration of the Covenant Period, without first securing the written consent of Purchaser; or

                  (f) use, publish, disseminate, distribute or otherwise disclose any proprietary or confidential information of Purchaser, of whatever kind or nature, including, without limitation, information relating to the Business, trade secrets, licensing or know-how agreements, marketing strategies, heat treating processes, methods, machinery, equipment, distribution processes, source of goods and materials, goods and material purchasing, operating and other cost data, customer lists and customer contact personnel, terms and conditions of agreements to which Purchaser is a party, and any other information which is not generally known in the industry.

         The parties acknowledge that Seller may continue to develop and manufacture digital electronic camera products and may sell such to end-users who do not directly compete with Purchaser, as well as to distributors in the ordinary course of business.

         The covenants set forth in Section 8.3 will not be enforceable against Stiegman if he is terminated by the Company, unless he is terminated for cause. Solely with respect to this Agreement, cause shall be defined as fraud, dishonesty, or other misconduct in the performance of his duties and responsibilities as an employee of Purchaser.

         The parties intend that the covenant set forth in this Section 8.3 shall be deemed to be a series of separate covenants with respect to the Business. The parties acknowledge and agree that the covenants set forth above are reasonable and valid in geographical and temporal scope and in all other respects. The parties covenant and agree that in the event of the violation or attempted violation of this Section 8.3, in addition to any and all legal and equitable remedies immediately available, this Section 8.3 may be enforced by a temporary and/or permanent injunction in an action in equity. Seller and Stiegman acknowledge that the remedy at law for a breach or threatened breach of this Section 8.3 would be inadequate.

                                   ARTICLE IX

                   INVESTIGATION, SURVIVAL AND INDEMNIFICATION

         9.1 INVESTIGATION. The investigation by Purchaser and its employees, agents and representatives, of the assets, business and records, including tax returns, of Seller (including, without limitation, investigation of titles to, and the existence and condition of the Assets), prior to or subsequent to the Closing Date, shall not negate or diminish the representations and warranties of Seller contained or provided for herein except to the extent Purchaser gains actual knowledge of an inaccurate warranty or representation.

         9.2 SURVIVAL. The representations and warranties made in this Agreement and in any agreement or instrument executed and delivered in connection herewith shall survive the Closing Date.

         9.3 INDEMNIFICATION OF PURCHASER. Seller and Stiegman hereby agree to jointly and severally indemnify, defend, and hold Purchaser and its officers, directors, shareholders, employees, successors and assigns, harmless from and against any and all liabilities, losses, costs and expenses which Purchaser may suffer and become liable for as a result of or in connection with:

                  (a) Any and all liabilities and obligations of, or claims against, Seller not expressly assumed by Purchaser pursuant to the provisions of this Agreement, including without limitation, (i) any and all liabilities and obligations of, or claims, demands, liens, or judgments against Purchaser incurred or which arise from or in any way relate to the activities of Seller, or the operation of the Business by Seller (including claims for product liability, bodily injury or property damage), (ii) any and all obligations to any employees of Seller (except to the extent such obligations constitute a part of the Assumed Employee Liabilities), including, without limitation, arbitration claims, unfair labor practice charges, claims under the Employee Benefit Plans, claims for post-termination or post-retirement medical benefits or claims for severance pay if Seller terminates any such employees concurrently with the consummation of the transaction herein contemplated, whether Purchaser employs such employees subsequent to the Closing Date or not, or (iii) any and all liabilities and obligations of Seller to report and pay amounts due for payroll, employment, social security or other taxes attributable to or arising with respect to employees of Seller or their employment or independent contractors treated as, or deemed to be, employees of Seller;

                  (b) Any and all liabilities, obligations, or claims against Purchaser arising from, in connection with or as a result of (i) the failure of the Seller to file any tax returns or reports required to be filed by Seller in connection with the Business or Assets, or (ii) the failure of Seller to pay all taxes required by such reports or returns, including all income, gross receipts, excise, import, property, franchise, ad valorem, license, sales, use, and withholding taxes required;

                  (c) Any and all monetary damages or deficiency resulting from any misrepresentation, breach of warranty, and/or nonfulfillment of any agreement or covenant on the part of Seller, under this Agreement or resulting from any misrepresentation or omission from any certificate, schedule, list, or other instrument to be furnished by Seller to Purchaser under this Agreement;

                  (d) The failure of Seller to operate or otherwise conduct the Business in compliance with all applicable laws, statutes, ordinances, rules or regulations of any foreign, federal, state or local government or governmental agency;

                  (e) Any and all liabilities, obligations or claims arising under the Environmental Statutes prior to closing;

                  (f) Any and all actions, suits, proceedings, demands, assessments, judgments, costs, and expenses including reasonable attorneys' fees, incident to any of the foregoing; and

                  (g) Any claim asserted against Purchaser by any third party relating to any liability or obligation of Seller not expressly assumed by Purchaser hereunder.

         9.4 INDEMNIFICATION OF SELLER. Purchaser hereby agrees to indemnify and hold Seller, its shareholders, officers, directors, successors and assigns, harmless from and against any and all liability, loss, cost or expense which Seller may suffer or become liable for as a result of or in connection with:

                  (a) Any and all liabilities and obligations of, and claims, demands, liens and judgments against Seller incurred, or which arise from or in any way relate to the activities of Purchaser, solely as a result of the operation of the Business by Purchaser after the Closing Date;

                  (b) Any and all liabilities and claims arising under any contract, agreement or lease, the obligations of which are expressly assumed by Purchaser pursuant to the terms of this Agreement;

                  (c) Any and all actions, suits, proceedings, demands, assessments, judgments, costs, and expenses including reasonable attorneys' fees, incident to any of the foregoing and

                  (d) Any and all monetary damages or deficiency resulting from any misrepresentation, breach of warranty, and/or nonfulfillment of any agreement or covenant on the part of Purchaser, under this Agreement or resulting from any misrepresentation or omission from any certificate, schedule, list, or other instrument to be furnished by Purchaser to Seller under this Agreement

         9.5 ARBITRATION.

                  (a) If a party hereto has any claim against any other party hereto under this Agreement, the party seeking recovery shall set forth the amount of the claim and the circumstance in a written demand to the party from whom recovery is sought (the "Demand"). If the party from whom recovery is sought gives the party seeking recovery a written rejection of the Demand within thirty (30) days of its receipt of the Demand, then the claim shall be submitted to arbitration under Section 9.5(b). If the party from whom recovery is sought does not give the party seeking recovery a written rejection of the Demand within thirty
         (30) days of its receipt of the Demand, then the validity and the amount of the claim set forth in the Demand shall be conclusive and shall be due and payable from the party from whom recovery is sought.

                  (b) If the party from whom recovery is sought gives the party seeking recovery a written rejection of the Demand, as set forth in
         Section 9.5(a), then the parties shall submit the claim set forth in the Demand to binding arbitration, in the Detroit, Michigan area under the Commercial Arbitration Rules of the American Arbitration Association ("AAA") then obtaining before a panel of three arbitrators. The award rendered by the arbitrators shall be final and binding, and a judgment may be entered upon such award in a court of competent jurisdiction. All of the parties to this Agreement hereby consent to the jurisdiction of the courts of the State of Michigan for purposes of entering judgment with respect to such award. Once any award shall be made hereunder (and shall become final), the parties shall promptly comply with the terms of such award and shall share equally the cost of arbitration; provided, however, if the arbitrators find 100% in favor of one party, then the losing party shall pay the entire cost of arbitration and reimburse the prevailing party for all of its actual costs incurred including attorney fees.

                  (c) The provisions of this Section 9.5 are permissive, and a failure of Purchaser to withhold and set off any amounts so provided above shall not affect any obligation of the Seller hereunder.

         9.6 SETOFF. During the period beginning on the date of this Agreement and ending on the first anniversary of such date, any amounts payable by Purchaser to Seller or Stiegman under this Agreement or any other document, instrument or agreement executed in connection with the transactions contemplated in this Agreement may, at the option of Purchaser, be set off against any amounts due Purchaser by Seller under this Agreement or any documents, instruments or agreements executed in connection with the transactions contemplated in this Agreement. Purchaser shall be entitled to cancel any of the Shares, at a rate of seven cents ($.07) per share, as a set off against any amounts payable by Seller to Purchaser under this Agreement or any documents, instruments or agreements executed in connection with the transactions contemplated in this Agreement. In addition, Purchaser shall be entitled to cancel any of the common stock of Purchaser issued to Seller pursuant to the Option Agreement, at a rate of seven cents ($.07) per share, as a set off against any amounts payable by Seller to Purchaser under this Agreement or any documents, instruments or agreements executed in connection with the transactions contemplated in this Agreement.


                                    ARTICLE X

                           DESTRUCTION OR CONDEMNATION

         10.1 DESTRUCTION. In the event any part of the Assets shall be damaged or destroyed prior to the Closing Date, Seller shall notify Purchaser thereof, which notice shall include a description of the damage and all pertinent insurance information.

                                   ARTICLE XI

                                   TERMINATION

         11.1 TERMINATION. This Agreement may be terminated at any time before the Closing:

                  (a) by mutual consent of Purchaser and Seller; or

                  (b) by Purchaser for any reason or no reason upon delivery of notice to Seller within the Due Diligence Period; or

                  (c) by Purchaser if any of the conditions set forth in Article V of this Agreement have not been fulfilled, satisfied or waived by June 30, 1997;

                  (d) by Seller if any of the conditions set forth in Article V of this Agreement have not been fulfilled, satisfied or waived by June 30, 1997; or

                  (e) by Purchaser, in the event that any part of the Assets are damaged or destroyed prior to the Closing Date and the use of the Assets or the operation of the Business is materially affected or such damage or destruction or the cost to repair the same exceeds Twenty-Five Thousand ($25,000.00) Dollars.

         11.2 EFFECT OF TERMINATION. If this Agreement is terminated in accordance with Section 11.1 of this Agreement, it shall be null and void and have no further force or effect, except as provided in the immediately following sentence and in Article IX, which provisions shall survive any such termination and continue in effect thereafter. In the event a party terminates this Agreement as a result of a material breach by the other party, then such party shall be entitled to recover from the defaulting party all out-of-pocket expenses incurred by it and any of its affiliates (including, without limitation, legal and accounting fees and expenses) in connection with (a) the preparation, drafting and negotiation of this Agreement and any other document related to the transactions contemplated hereunder (the "Professional Expenses") and (b) the due diligence review by Purchaser and its affiliates of Seller's business, properties, operations and financial condition; provided that the parties agree that a failure to satisfy the condition precedent contained in Section 6.1 shall not be deemed a material breach of this Agreement if such failure shall relate to a representation and warranty which either (i) was true and correct as of the date of this Agreement but became not true and correct as of the Closing due to intervening events, acts or omissions not within the control of the party making such representation and warranty or (ii) shall be curable and the party making such representation and warranty shall agree, in writing, to cure such breach within a reasonable time period acceptable to the other party and to indemnify and hold harmless the other party in the manner, and to the extent set forth in Article IX.

         11.3 EXPENSES AND LIABILITY. Except as otherwise provided in this Agreement, each of the parties will pay its own costs and expenses relating to the transactions provided for in this Agreement irrespective of when incurred.

                                   ARTICLE XII

                                  MISCELLANEOUS

         12.1 NOTICES. All notices, elections, demands, requests, consents, approvals, statements or other communications (collectively, "notices or demands") upon any party hereto desired or required to be given under any of the provisions hereof shall be given or made only by being in writing and: (i) delivered personally to the party to whom it is directed, or (ii) sent by first class mail or overnight express mail, postage and charges prepaid, addressed to the party to whom it is directed, at the following addresses, or at such other address as the parties may hereafter indicate by written notice as provided herein.

         IF TO SELLER OR STIEGMAN:              WITH A REQUIRED COPY TO:

         BioPhotonics Corporation               Pierce & Hahn
         P.O Box 3756                           709 Huron St.
         Ann Arbor, Michigan 48106              Suite 200
         Attn: Jeff Stiegman                    Ann Arbor, Michigan 48103
                                                Attn: Richard W. Pierce, Esq.


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         IF TO PURCHASER:                       WITH A REQUIRED COPY TO:

         B.I. Systems Corporation               Jaffe, Raitt, Heuer & Weiss
         525 Avis Drive, Suite 10               Professional Corporation
         Ann Arbor, Michigan 48108              Suite 2400
         Attn:  Jeff Williams                   One Woodward Avenue
         phone (313) 930-9900                   Detroit, MI  48226
         fax (313) 930-0990                     Attn: Peter Sugar, Esq.


Except as otherwise provided in this Agreement, any such notice or demand (x) given or made in the manner indicated in clause (i) of this Section 12.1 shall be deemed to be given or made on the day on which it was delivered; and (y) given or made in the manner indicated in clause (ii) of this Section 12.1 shall be deemed to be given or made on the second business day after the day on which it was deposited in a regularly maintained receptacle for the deposit of the United States mail, or in the case of overnight express mail, on the business day immediately following the day on which it was deposited in a regularly maintained receptacle for the deposit of overnight express mail.

         12.2 HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         12.3 CONSTRUCTION. This Agreement has been executed in, and shall be construed and enforced in accordance with the laws of the State of Michigan, with regard to such state's conflicts of laws doctrine. Seller and Purchaser acknowledge that each of them has equally participated in the final wording of this Agreement. Accordingly, the parties agree that this Agreement shall be construed equally against each party, and shall not be more harshly construed against the party by reason of the fact that the particular party's counsel may have prepared this, the final version of the Agreement between the parties hereto.

         12.4 BENEFIT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

         12.5 ENTIRE AGREEMENT. This Agreement, including the Exhibits, Documents, Disclosure Schedule and the Purchaser's Disclosure Schedule attached or to be attached hereto, is and shall be deemed to be the complete and final expression of the agreement between the parties as to the matters herein contained and relative thereof, and supersedes any previous agreements between the parties pertaining to such matters.

         12.6 SEVERABILITY. If any part of this Agreement is held to be invalid or unenforceable under the laws of any jurisdiction where this Agreement is to be governed or sought to be enforced, the remaining provisions shall be enforceable to the maximum extent permitted by law; provided, the remaining provisions effectuate the intent of the parties as manifested herein.


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         12.7 EMPLOYEES OF SELLER. Purchaser agrees to offer the three (3) full time employees of the Seller, other than Stiegman, "at-will" employment positions at their current salaries and with such other terms and conditions as Purchaser shall determine in its discretion. Purchaser further agrees to give such employees, and Stiegman, credit for any vacation, sick and personal days which such persons had accrued with Seller, but which remained unused, all as of the date of such persons' last day of employment with Seller.

         12.8 LEASE OF REAL PROPERTY BY STIEGMAN. Stiegman currently leases the real property located at 7300 Huron River Drive, Dexter, Michigan 48130. Stiegman agrees to allow Purchaser to use this space following the Closing. In return, Purchaser agrees to reimburse Stiegman personally each month for the entire amount of the rent due monthly under the lease, for as long as Purchaser desires to use the space. Stiegman is under no obligation to renew or extend the lease once the lease term has expired.

         12.8 WAIVER. The waiver by any party of any breach of any provision hereof shall not operate or be construed as a waiver of any subsequent or similar breach.

         12.9 AMENDMENT. This Agreement may only be amended by written agreement executed by the parties hereto, or their respective successor or assigns.

         12.10 FURTHER ASSURANCES. From time to time after the Closing Date, not to exceed twelve (12) months, at Purchaser's request and without further consideration, Seller shall execute and deliver or cause to be executed and delivered such further instruments of conveyance, assignment and transfer and shall take such other action as Purchaser may reasonably request in order more effectively to convey, transfer, reduce to possession or record title to any of the Assets purchased pursuant hereto. Upon the request of Purchaser, Seller will cooperate and will use its best efforts to have the officers, directors and other employees of Seller cooperate with Purchaser on or after the Closing Date by furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings, arrangements or disputes involving Purchaser and which are based upon contracts, leases, arrangements or acts of Seller which were in effect or occurred on or prior to the Closing Date.

         12.11 ASSIGNMENT. No party to this Agreement may assign his, her or its rights or duties under this Agreement.

         12.12 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be fully executed as of the day and year first written above.

                                       SELLER:

                                       BIO PHOTONICS CORPORATION,
                                       a Michigan corporation


                                       By: [sig]
                                          ---------------------------------
                                       Its: President
                                          ---------------------------------


                                       STIEGMAN

                                        /s/ Jeff Stiegman
                                       ------------------------------------
                                       Jeff Stiegman




                                       PURCHASER:

                                       B.I. SYSTEMS CORPORATION d/b/a
                                       BIO IMAGE, a Delaware corporation


                                       By: /s/ Jeff Williams
                                          ---------------------------------
                                              Jeff Williams, President





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